Second Quarter 2003 Earnings Review July 22, 2003

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings. These slides should be reviewed in conjunction with the Company's press release issued July 22, 2003, which includes additional discussion of the Company's earnings results.

Second Quarter Overview Good conversion on higher than expected sales Free cash flow of $55 million in the quarter Bond offering and bank amendment improve liquidity and maturity profile Launches on track

'03 Launch Report Card

Model	Product	SOP	Status
Touareg / Cayenne (VW / Porsche)	Body Structures	Jan	- launch completed successfully - achieved line rate, quality and cost targets - introduced difficult HSLA material
F-150 (Ford)	Body Structures	June	- three Business Units supplying four different assemblies - launch support commended by Ford
SRX (Cadillac)	Powertrain Module	July	- includes high feature V-6 engine - all tooling, systems and colleague training completed - no quality or pre-production issues
Pathfinder Armada (Nissan)	Frame	Aug	- building completed in January - production trials complete - line rate ramp-up on track
S50 / V50 (Volvo)	Body Structures	Sept	- final production trial underway - gradual colleague hiring and training - product planning software installed
Titan (Nissan)	Frame	Oct	- production trials begin this week

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TOWER AUTOMOTIVE

New Business Update Continued diversification with Toyota (N.America), Hyundai/Kia (Korea), and BMW (Europe) Additional body structures wins in the quarter of approximately $90 million Backlog increased to $1.5 billion of new unlaunched business

Operating Performance - Second Qtr ($MM) 2Q 2003 2Q 2002

Operating Performance - cont'd ($MM, except per share amounts) 2Q 2003 2Q 2002

Revenue Bridge - Second Quarter ($ in millions)

Gross Profit Bridge - Second Quarter ($ in millions)

Second Quarter 2003 EPS Bridge

Working Capital ($ in millions) 6/30/2003 12/31/2002 6/30/2002

Cash Flow ($MM) 2Q 2003 2Q 2002

Debt Restructuring $258 million 12% senior unsecured notes issuance 12.5% yield with issue discount 10 year maturity; 5 year no-call Amended senior credit facility $600 million facility: $240 million term loan, $316 million revolver, and $44 million in permanent LC's $200 million capacity blocked pending a redemption on convertible subordinated notes using credit facility Leverage and interest coverage ratios relaxed; pricing increased approximately 75 basis points Security granted in two stages

Debt Summary 1 $200 million R/C usage blocked until retirement of convertible notes 3/31/2003 6/30/2003 ($ in millions)

Liquidity 6/30/2003 ($ in millions)

EPS Bridge - Outlook

Outlook Revenues EBITDA EPS (GAAP) Top Line Growth 2003 Capex 2004 Capex 2005 Capex ~$2.8Bn $270 - $280MM $(0.18) - $(0.08) 12% - 15% $200MM $180MM $140MM 2003 2003 - 2005 3rd Qtr Full Year $640 - $650MM $(0.24) - $(0.16) $50 - $55MM